As filed with the Securities and Exchange Commission on September 9, 2009
Registration No. 333-141724

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALEXZA PHARMACEUTICALS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	2834	77-0567768
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

Alexza Pharmaceuticals, Inc.
2091 Stierlin Court
Mountain View, California 94043
(650) 944-7000
(Address, including zip code, and telephone number, including area code, of the Registrant’s principal executive offices)

Thomas B. King
President and Chief Executive Officer
Alexza Pharmaceuticals, Inc.
2091 Stierlin Court
Mountain View, California 94043
(650) 944-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James C.T. Linfield, Esq.
Brent D. Fassett, Esq.
Cooley Godward Kronish LLP
380 Interlocken Crescent
Suite 900
Broomfield, Colorado 80021
(720) 566-4000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

SIGNATURES

TERMINATION OF OFFERING AND REMOVAL OF SECURITIES FROM REGISTRATION
          On December 1, 2006, Alexza Pharmaceuticals, Inc., a Delaware corporation (“Alexza”), issued warrants to purchase up to 2,000,000 shares of common stock (the “Warrants”) to Symphony Allegro Holdings LLC (“Holdings”). Under the terms of the Holdings operating agreement and other agreements related to the issuance of the Warrants, Holdings distributed the Warrants to its members in proportion to such members’ membership interests in Holdings, and one of those members in turn transferred the portion of the Warrants it received to its members on a pro rata basis. Alexza had registered the offer and sale of the common stock issuable upon exercise of the Warrants pursuant to a Registration Statement on Form S-3 (File No. 333-141724), as amended by Amendment No. 1 thereto, each filed with the Securities and Exchange Commission (together, the “Registration Statement”).
     On August 26, 2009, Alexza completed the closing of its agreement to acquire all of the outstanding equity securities of Symphony Allegro, Inc. (“Symphony Allegro”) from Holdings pursuant to the option to purchase such securities granted to it under that certain Amended and Restated Purchase Option Agreement, dated as of June 15, 2009, by and among Alexza, Holdings and Symphony Allegro. In connection with the closing of this transaction, Alexza issued to Symphony Capital Partners, L.P., Symphony Strategic Partners, LLC and certain other investors of Holdings, among other consideration, (i) 10,000,000 shares of common stock and (ii) warrants to purchase an aggregate of 5,000,000 shares of common stock (the “New Warrants”). Upon the issuance of the New Warrants, the Warrants were cancelled.
     Pursuant to an undertaking made in Item 17 of the Registration Statement, Alexza hereby removes from registration the entire 2,000,000 shares of common stock issuable upon exercise of the Warrants covered by the Registration Statement (the “Unsold Securities”) because none of such Warrants were exercised prior to their cancellation as described above. Alexza no longer wishes to maintain the registration of the Unsold Securities. By filing this Post Effective Amendment No. 1 to the Registration Statement, Alexza hereby deregisters the Unsold Securities. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of the Unsold Securities.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mountain View, California, on the 9th day of September, 2009.

ALEXZA PHARMACEUTICALS, INC.
By:	/s/ Thomas B. King
Thomas B. King
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Thomas B. King Thomas B. King	President, Chief Executive Officer and Director (Principal Executive Officer)	September 9, 2009

* August J. Moretti	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 9, 2009

	Director	September 9, 2009
Hal V. Barron

* Samuel D. Colella	Director	September 9, 2009

* Alan D. Frazier	Director	September 9, 2009

* Deepika R. Pakianathan	Director	September 9, 2009

* J. Leighton Read	Director	September 9, 2009

* Gordon Ringold	Director	September 9, 2009

* Isaac Stein	Director	September 9, 2009

* By:	/s/ Thomas B. King	September 9, 2009
Thomas B. King,
Attorney-in-Fact

3